SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported) June 16, 1998

SABA PETROLEUM COMPANY (Exact name of registrant as specified in charter)

Delaware       1-12322             47-0617589
========================================================
(State or      (Commission         (IRS Employer
other          File Number)        Identification No.)
jurisdiction
of incorporation)

3201 Airpark Drive Suite 201, Santa Maria, CA                    93455
(Address of principal executiove offices)                   (Zip Code)

Registrant's telephone number, including area code:    (805) 347-8700

(Former name or former address, if changed since last report) Not Applicable

Item  1     Changes in Control of Registrant

            Not Applicable

Item  2     Acquisition or Disposition of Assets

            Not Applicable

Item  3     Bankruptcy or Receivership

            Not Applicable

Item  4     Changes in Registrant's Certifying Accountant

            Not Applicable


Item  5     Other Material Events

The Omimex Merger Agreement

         In early 1998, the Board of Directors of the Company engaged CIBC-Oppenheimer, Inc. ("Oppenheimer"), an investment banking firm, to explore ways to enhance shareholder values. This engagement was prompted by several factors, predominately the declining price of common stock of the Company
("Common Stock") and the lack of working capital available to the Company. In March 1998, Oppenheimer presented the Board with its recommendations, which included exploring a possible business combination of the Company with another oil and gas company. In March 1998, the Company achieved a preliminary agreement with Omimex Resources, Inc., a privately held Fort Worth, Texas oil and gas company ("Omimex") which operates a substantial portion of the Company's producing properties, to enter into a business combination. The economic terms of the transaction contemplated issuing Common Stock to the shareholders of Omimex on a basis proportionate to the respective net asset values of the two companies, determined by replacing the property accounts on the respective balance sheets with the present value, calculated at a ten percent discount, of the proved reserves of the apposite company and adjusting that number for other assets and liabilities. Credit was to be given for oil and gas properties deemed to have exploration or development potential. Initial discussions indicated that the shareholders of Omimex would be issued roughly fifty per cent of the Common Stock outstanding after the completion of the transaction. Management of Omimex would become management of the Company, which would be headquartered in Fort Worth, Texas. The Company's California and Indonesia operations would be excluded from the transaction and would be combined into an existing subsidiary (Saba Petroleum, Inc.), the shares of which would be distributed proportionately to the Company's pre-merger shareholders. Subsequent to the execution of the preliminary agreement, the Company negotiated a required consent from the holders ("Holders") of its Series A Convertible Preferred Stock ("Preferred Stock"), the terms of which consent are described below. In the interim between the execution of the preliminary agreement and the definitive Plan and Agreement of Reorganization (the "Merger Agreement"), the price of oil continued to deteriorate as did the Company's financial condition and the price of the Common Stock. The Company's deteriorating financial condition precluded the Company from raising funds with which to redeem the Preferred Stock as had been the Company's intention. The Preferred Stock presented a significant risk of dilution to the Company's shareholders. These factors precipitated a change in the percentage of stock ultimately issuable to the shareholders of Omimex in the Merger.

         In June 1998, the Company, Omimex, the shareholders of Omimex and, for limited purposes, Mr. Ilyas Chaudhary entered into the Merger Agreement. Essentially, the Merger Agreement provides that the Company will acquire all of the outstanding stock of Omimex in exchange for approximately 65% of the Common Stock outstanding after the Merger, with existing shareholders of the Company retaining approximately 35% of the outstanding shares. All of the outstanding shares will be subject to the terms of the Preferred Stock, which is discussed below. The actual number of shares to be issued will be subject to adjustment for the results of operations (excluding certain non-cash items, such as depletion, depreciation and amortization) from January 1, 1998 to the closing date, which is expected to be late in the third quarter 1998. As part of the Merger Agreement, Omimex lent to the Company approximately $4.15 million, the proceeds of which were used to redeem $2 million of Stated Value of the Preferred Stock (for approximately $2.15 million) and to pay $2 million on the Company's outstanding bank indebtedness. The loan by Omimex bears interest at prime plus two percent and is due 90 days after termination of the Merger Agreement in the event that the merger is not consummated. Under terms of the Merger Agreement, each company is restricted in cash expenditures (other than for pre-existing commitments and entering into commitments above stated dollar levels). Should another party acquire control of the Company and as a result thereof the Merger be cancelled, the Company would be required to pay a break-up fee of $1 million to Omimex. As a consequence of the Merger, if consummated, the Company will redeem its existing 9% Convertible Subordinated Debentures within thirty days of the closing. The Merger Agreement requires that on closing the funds for the redemption be escrowed. The Merger is subject to customary conditions and the additional requirement that approval be obtained from the Holders of the Preferred Stock, the Company's Bank and that the merged company receive a credit facility of no less than $50 million and that Saba Petroleum, Inc. receive a credit facility of no less than $6 million. Further, the closing is conditioned upon receipt by the Company of a fairness opinion from Oppenheimer and a tax opinion, to the effect that the distribution of the stock of Saba Petroleum, Inc. will not be treated as a taxable distribution to the shareholders of the Company.

         The Merger Agreement provides that the Company's California assets and its Indonesian concession be consolidated in an existing subsidiary and that the shares of such subsidiary (Saba Petroleum, Inc.) be distributed to the shareholders of the Company, determined on the record date for the meeting of shareholders at which the Merger Agreement will be submitted for approval. It is expected that Saba Petroleum, Inc. will trade in the over the counter market. Because of the limited interests held by Saba Petroleum, Inc., it is not expected that the initial trading market for its stock will be significant. While a precise management structure has not been determined, it is expected that the existing management personnel of the Company will be employed by Saba Petroleum, Inc. Saba Petroleum, Inc. will be substantially smaller in terms of revenues and assets than is the Company and will have significantly less diversification, since all of its income producing properties will be located in the State of California.

Bank Indebtedness

         As indicated above, as part of the Merger Agreement, Omimex lent to the Company $2 million which was applied to the Company's existing bank indebtedness. The Bank consented to the borrowing from Omimex described in the preceding section and the application of the proceeds of the loan, including the redemption of $2 million Stated Value of the Preferred Stock. As a result of that payment and the payment of $300,000 which was made in May 1998 by the Company, the Bank and the Company have entered into a written amendment to the existing loan agreement providing that the maturities of all three short term facilities will be extended to July 31, 1998, conditioned upon the Company making minimum $300,000 monthly payments of principal on its bank credit facilities. The amendment further provides a waiver by the Bank of the Company's violation of certain loan covenants of which the Company may have been in default. These covenants are the following: failure to make certain scheduled loan payments, consent of indebtedness, and violation of working capital requirements at March 31, 1998. The Company is in discussions with the Bank to further amend the existing loan agreement in order to restructure the Company's existing bank indebtedness whereby the maturities of all three short term facilities will be further extended to a date which will accommodate the completion of the Merger, provided that the Company continues to make minimum $300,000 monthly payments of principal on its bank credit facilities.

Preferred Stock

         The Company has outstanding Preferred Stock which is convertible into Common Stock at essentially the lowest closing price for the Common Stock averaged over three days during a rolling thirty day period. The Preferred Stock agreements effectively prohibit the Company from performing the Merger Agreement without the consent of the Holders of the Preferred Stock. Concurrently with the execution of the Merger Agreement, the Company and the Holders executed a letter agreement, which was approved by Omimex, pursuant to which the Company redeemed one-fifth of the outstanding Preferred Stock, acquired the option to redeem up to an additional two-fifths at a redemption price of 108.5% plus accrued interest and modified the terms of the conversion rights of the Holders. Under the letter agreement, $4 million of the Preferred Stock may not be converted until September 30, 1998 and is subject to the option discussed above; the remaining $4 million of Preferred Stock may be immediately converted by the Holders and remains subject to redemption by the Company on the basis of 115% of the Stated Value plus accrued dividends and issuance of a five-year warrant to purchase 200,000 shares of Common Stock at 115% of the average closing bid price for a ten day period succeeding the redemption.

         As  part  of  the   consideration,   the  Holders  will  share  in  the
distribution of the stock of Saba Petroleum, Inc. as if the Holders had converted 60% of the Preferred Stock then owned by the Holders at the record date for such distribution. For example, if the conversion price were $2 and $6 million of the Preferred Stock had been redeemed, the Holders would be treated for purposes of the distribution as if they owned $2.4 million ($4 million x 60%) of Common Stock or approximately 1.2 million shares. Assuming a 1 for 1 distribution of the stock of Saba Petroleum, Inc., the Holders would receive approximately 1.2 million shares of Saba Petroleum, Inc. (or roughly 10%) and the existing shareholders of the Company would receive approximately 11 million shares (or roughly 90%). The foregoing numbers and percentages are rounded and are not precise numbers.


Item  6     Resignation of Registrant's Directors

            Not Applicable


Item  7     Financial Statements and Exhibits

Exhibit 10.1 Agreement and Plan of Reorganization dated as of June 1, 1998 by and among the Company and Omimex Resources, Inc., et al.

Exhibit 10.2 Consent letter to the provisions of Section 1.7 of the Agreement and Plan of Reorganization by Bank One, Texas, NA, dated June 2, 1998.

Exhibit 10.3 9th Amendment to First Amended and Restated loan Agreement dated September 23, 1998, as amended, among the Company et al. and Bank One, Texas, NA dated June 9, 1998.

Exhibit 10.4 Press Release announcing execution of merger agreement dated June 2, 1998.

Exhibit 10.5 Press Release announcing responses to inquiries of merger dated June 3, 1998.

Item  8     Change in Fiscal Year

            Not Applicable

Item  9     Sales of Equity Securities Pursuant to Regulation S

            Not Applicable

                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


SABA PETROLEUM COMPANY

Date: June 16, 1998   By: /s/Walton C. Vance
                          Chief Financial Officer